CERTIFICATE OF CORRECTION OF
SERINA THERAPEUTICS, INC.

    Pursuant to Section 103 of the Delaware General Corporation Law, as amended (the “DGCL”), the undersigned corporation, Serina Therapeutics, Inc., a Delaware corporation (the “Corporation”), hereby adopts the following Certificate of Correction to the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation:

    FIRST:    The name of the Corporation is “Serina Therapeutics, Inc.”

    SECOND:    That a Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed by the Secretary of State of Delaware on April 10, 2025 (the “Certificate of Designations”), and that the Certificate of Designations requires correction as permitted by Section 103 of the DGCL.

THIRD:    The inaccuracy or defect of the Certificate of Designations is: the first sentence of Section 11 omits the words “and subject to adjustment of such conversion price pursuant to Section 9(b).”

FOURTH:     The Certificate of Designations is hereby amended to restate the first sentence of Section 11 of the Certificate of Designations in its entirety as set forth below:

“Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Series A Preferred Stock would be convertible on the record date for the vote or consent of stockholders at a conversion price of $5.18 per share of Common Stock rounded to the nearest whole share (subject to the limitation on conversion set forth in Section 8 and subject to adjustment of such conversion price pursuant to Section 9(b)), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock to the fullest extent permitted by applicable law, including, for the avoidance of doubt, with respect to the election of the Company’s directors.”

[Signature Page Follows]
4930-8711-5319.2

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed on May 21, 2025.

    SERINA THERAPEUTICS, INC.,
    a Delaware Corporation

By: __/s/ Steve Ledger__________________
                        Name: Steve Ledger
                        Title: Chief Executive Officer